                                                                     EXHIBIT 12

                               G&L REALTY CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                               YEARS ENDED DECEMBER 31,
                                          --------------------------------------
                                           1996    1995   1994   1993(1) 1992(1)
                                          ------  ------  -----  ------- -------
Income from continuing operations before
 minority interest in Operating
 Partnership............................     455   4,152  3,547
Add:
  Interest expense......................   8,819   6,372  3,625
  Amortization of deferred financing
   costs................................     503     614    797
  Nonrecurring loss on disposition of
   real estate assets...................   4,874     --     --
  Adjustment of interest costs related
   to minority interest in consolidated
   partnership(2).......................    (238)   (264)  (205)
                                          ------  ------  -----
Earnings available for combined fixed
 charges and preferred stock dividends..  14,413  10,874  7,764
Fixed charges:
  Interest expense......................   8,819   6,372  3,625
  Capitalized interest..................     --       44     15
  Amortization of deferred financing
   costs................................     503     614    797
  Adjustment of interest costs related
   to minority interest in consolidated
   partnership(2).......................    (238)   (264)  (205)
                                          ------  ------  -----
Combined fixed charges..................   9,084   6,766  4,232
Ratio of earnings to fixed charges......    1.59x   1.61x  1.83x

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(1) The amounts for 1992 and 1993 have been omitted as they relate to periods prior to the Company's IPO. The operations and capital structure of G&L Development, the Company's predecessor, is not comparable to the Company's operations and capital structure, and therefore, would not provide relevant information.

(2) Adjustment eliminates interest expense and amortization of deferred financing costs associated with the 435 North Roxbury Drive, Ltd., partnership in which the Company has a 61.75% partnership interest.